Exhibit 99.1

VF Announces Definitive Agreement to Acquire Williamson-Dickie Mfg. Co.; Raises 2017 Outlook and 2021 Financial Targets

  Acquisition creates a global leader in workwear;
  2021* revenue and earnings per share (EPS) now expected to exceed $15 billion and $5.00, respectively;
  Williamson-Dickie expected to add more than $1 billion of revenue by 2021*;
  Acquisition provides immediate accretion to EPS* and free cash flow in 2017; and,
  Acquisition is consistent with VF’s commitment to active portfolio management and expanding its growing Workwear platform.

  * Excludes transaction and deal-related expenses; 2021 references in this release are based on VF’s new fiscal year end.

GREENSBORO, N.C.--(BUSINESS WIRE)--August 14, 2017--VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, footwear and accessories, and Williamson-Dickie Mfg. Co., a family-owned, private global workwear company, today jointly announced that they have signed a definitive merger agreement.

The transaction is expected to be completed early in the fourth quarter of this year and VF will pay Williamson-Dickie shareholders approximately $820 million in cash. On a trailing 12-month basis, Williamson-Dickie generated approximately $875 million of revenue. Additional details regarding the transaction and the strategic rationale supporting it will be reviewed during a VF conference call held at 8:30 a.m. Eastern Time today. The conference call will be broadcast live via the internet, accessible at ir.vfc.com. An investor presentation is also available for download at the same location.

Well-known Williamson-Dickie brands include: Dickies®, Workrite®, Kodiak®, Terra®, and Walls®. These brands will join VF’s current workwear offerings including: Wrangler® RIGGS Workwear®, Timberland PRO®, Red Kap®, Bulwark®, and Horace Small®. Upon closing, Williamson-Dickie will become part of VF’s Imagewear coalition. Philip Williamson, Chief Executive Officer of Williamson-Dickie will remain with the company, headquartered in Fort Worth, Texas.

“When we introduced our 2021 global business strategy earlier this year, reshaping our portfolio to accelerate growth was our highest priority,” said Steve Rendle, President and Chief Executive Officer of VF. “The acquisition of Williamson-Dickie is another meaningful step that delivers on that commitment and further demonstrates our focus on being an active portfolio manager to drive transformative growth for VF and value creation for our shareholders.”

“For nearly a century we’ve worked hard to judiciously grow our company and portfolio of strong brands to maintain our leadership in the global workwear marketplace,” said Philip Williamson. “Today’s announcement is an authentic and natural next step as we look to combine the strengths of our two companies to create significant opportunities for our employees, vendors, retail partners and ultimately our customers. We expect that under VF’s leadership, we’ll be able to experience the next wave of growth and better meet the needs of workers everywhere.”

“This acquisition combines two great companies and a group of iconic brands to create a global leader in workwear with approximately $1.7 billion in annual revenue,” Rendle continued. “Williamson-Dickie has a proud history and heritage, and has served a loyal consumer base for nearly 100 years. VF is the ideal steward to honor that heritage while providing a platform for growth that ensures continued success for another century. We look forward to welcoming Williamson-Dickie and its 7,000 dedicated employees to the VF family.”

2017 Outlook Raised

The following outlook for 2017 has been updated to include the impact of the Williamson-Dickie acquisition, excluding transaction and other deal-related expenses, and now includes the following:

  Revenue is now expected to reach $11.85 billion, up 3.5 percent on a reported basis (up 4.5 percent currency neutral), and includes about a $200 million contribution from Williamson-Dickie. This compares to the previous expectation of $11.65 billion, a 2 percent increase on a reported basis (up 3 percent currency neutral).
  Gross margin is now expected to reach 49.5 percent, versus the previous expectation of 49.8 percent, and includes the impact of Williamson-Dickie. Excluding the impact of Williamson-Dickie, gross margin is still expected to be 49.8 percent and includes about a 70 basis point negative impact from changes in foreign currency.
  Operating margin is now expected to approximate 13.7 percent, versus the previous expectation of about 14 percent, and includes the impact of Williamson-Dickie. Excluding the impact of Williamson-Dickie, operating margin is still expected to be about 14 percent and includes about a 60 basis point negative impact from changes in foreign currency.
  Earnings per share is now expected to be $2.96, versus the previous expectation of $2.94, and includes about a $0.02 contribution from Williamson-Dickie. Accordingly, EPS is expected to decline approximately 1 percent on a reported basis (up at a mid-single-digit percentage rate currency neutral) compared to 2016 adjusted EPS of $2.98. A reconciliation of 2016 GAAP earnings per share to adjusted earnings per share is presented in the supplemental financial information included with the press release dated February 17, 2017.
  Transaction and deal-related expenses are estimated to approximate $0.04 per share.

2021 Financial Targets Increased

The following outlook for 2021 has been updated to include the impact of the Williamson-Dickie acquisition, excluding transaction and other deal-related expenses, and includes the following:

  Revenue through 2021 is now expected to grow at a five-year compounded annual growth rate (CAGR) between 5 percent and 7 percent to more than $15 billion, versus the previous expectation of a 4 percent to 6 percent five-year CAGR. Williamson-Dickie is expected to contribute more than $1 billion of revenue by 2021.
  Earnings per share is now expected to grow at a five-year CAGR between 11 percent and 13 percent to more than $5.00, versus the previous expectation of a five-year CAGR between 10 percent and 12 percent. Williamson-Dickie is expected to contribute more than $0.25 by 2021.

Barclays is acting as financial advisor to VF Corporation and Davis Polk and Wardwell LLP is acting as legal advisor.

Currency Neutral – Excluding the Impact of Foreign Currency

This release refers to “reported” amounts in accordance with U.S. generally accepted accounting principles (“GAAP”), which include translation and transactional impacts from foreign currency exchange rates. This release also refers to “currency neutral” amounts, which exclude both the impact of translating foreign currencies into U.S. dollars and the impact of currency rate changes on foreign currency denominated transactions.

Webcast Information

VF will host a conference call to discuss the transaction at approximately 8:30 a.m. Eastern Time today. The conference call will be broadcast live via the internet, accessible at ir.vfc.com. An investor presentation is also available for download on VF’s Investor Relations website. For those unable to listen to the live broadcast, an archived version will be available at the same location.

About VF

VF Corporation (NYSE: VFC) outfits consumers around the world with its diverse portfolio of iconic lifestyle brands, including Vans®, The North Face®, Timberland®, Wrangler® and Lee®. Founded in 1899, VF is one of the world’s largest apparel, footwear and accessories companies with socially and environmentally responsible operations spanning numerous geographies, product categories and distribution channels. VF is committed to delivering innovative products to consumers and creating long-term value for its customers and shareholders. For more information, visit www.vfc.com.

About Williamson-Dickie Mfg. Co.

Williamson-Dickie Mfg. Co. is the world’s leading provider of professional grade performance workwear - designing, manufacturing and delivering innovative work apparel for generations. Based in Fort Worth, Texas, the company’s collection of brands offers superior quality products at an unmatched value across an assortment of apparel, footwear and accessories in more than 100 countries, spanning six continents. Williamson-Dickie employs over 7,000 individuals worldwide and its products are sold through a network of owned retail stores, franchisees, volume retailers, department stores, independent stores and online sites under the Dickies®, Workrite®, Kodiak®, Terra®, Walls®, Big Smith®, Liberty® and Duxbak® brands. For more information, visit WilliamsonDickie.com.

Forward-looking Statements

Certain statements included in this release and attachments are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: foreign currency fluctuations; the level of consumer demand for apparel, footwear and accessories; disruption to VF’s distribution system; VF’s reliance on a small number of large customers; the financial strength of VF’s customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; VF’s response to changing fashion trends, evolving consumer preferences and changing patterns of consumer behavior, intense competition from online retailers, manufacturing and product innovation; increasing pressure on margins; VF’s ability to implement its business strategy; VF’s ability to grow its international and direct-to-consumer businesses; VF’s and its customers’ and vendors’ ability to maintain the strength and security of information technology systems; stability of VF’s manufacturing facilities and foreign suppliers; continued use by VF’s suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; continuity of members of VF’s management; VF’s ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; maintenance by VF’s licensees and distributors of the value of VF’s brands; changes in tax liabilities; legal, regulatory, political and economic risks; and adverse or unexpected weather conditions. More information on potential factors that could affect VF’s financial results is included from time to time in VF’s public reports filed with the Securities and Exchange Commission, including VF’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

CONTACT:
VF Corporation
Joe Alkire, 336-424-7711
VP, Investor Relations and Financial Planning & Analysis
joe_alkire@vfc.com
or
Vanessa McCutchen, 336-424-7776
Director, Corporate Communications
vanessa_mccutchen@vfc.com
or
Williamson-Dickie Mfg. Co.
Rachel Courts, 817-810-4461
Director, Public Relations
rcourts@dickies.com